AMENDED CERTIFICATE OF INCORPORATION

OF

TRAVELER'S INFOCENTER INC.

Under Section 242 of the
Delaware General Corporation Law


     The undersigned President of Traveler's Infocenter Inc., (the "Corporation"), a corporation organized and existing under the laws of the state of Delaware, pursuant to Section 242 of the Delaware General Corporation Law, does hereby certify as follows:

1.   The Name of the Corporation is Traveler's Infocenter Inc.

2. The Certificate of Incorporation of the Corporation was originally filed with the Division of Corporations on August 24, 1995.
3. The Certificate of Incorporation of the Corporation, as heretofore amended, is hereby amended to effect amendments or changes authorized by the General Law as follows: (i) to change the name of the corporation to Green Dolphin Systems Corporation, and (ii) to increase the aggregate number of shares of Common Stock which the Corporation shall have authority to issue 100,000,000 shares of Common Stock of the par value of $.001 per share and of the same class as the presently authorized shares.

4. Accordingly, the text of the Certificate of Incorporation is hereby amended or changed to read as follows:

     FIRST: The name of the corporation is Green Dolphin Systems Corporation.

     FOURTH: A. Authorized shares. The aggregate number of shares which the Corporation shall have the authority to is 100,000,000 shares of common stock (the common stock), par value $.001.

5. The amendment of the certificate of the corporation herein has been duly adopted in accordance with the provision of Section 242 of the General Corporation Laws of the State of Delaware.

     IN WITNESS WHEREOF, I, Nicholas Plessas, President of the Corporation, have subscribed this document and do hereby affirm, under the penalties of perjury, that the statements contained herein have been examined by me and are true and correct, this 16th day of February, 2000.


                                   /S/
                                   Nicholas Plessas